EXHIBIT 21.1

Subsidiaries of Cheniere Energy Partners LP Holdings, LLC*

Name of Subsidiary	Jurisdiction of Formation
Cheniere Holdings Company, LLC	Delaware

*	Cheniere Holdings Company, LLC will be the sole subsidiary upon consummation of the initial public offering.